COMARCO, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                   To Be Held
                                  July 8, 1998

To the Shareholders of COMARCO, Inc.:

     The Annual Meeting of the Shareholders of COMARCO, Inc., a California corporation (the "Company") will be held at the Hilton Hotel, 18800 Mac Arthur Blvd., Irvine, California on July 8, 1998 at 10:00 A.M. for the following purposes:

     1.  To elect five Directors;

     2. To consider and act upon a proposal to approve the restatement of the Director's Stock Option Plan; and

     3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

     Only holders of record of the Company's Common Stock at the close of business on May 15, 1998 are entitled to notice of and to vote at the Annual Meeting.

     The Board of Directors of the Company intends to present Don M. Bailey, Gen. Wilbur L. Creech, Gerald D. Griffin, Adm. Wesley L. McDonald and Paul G. Yovovich as nominees for election as Directors at the Annual Meeting.

     Each shareholder is cordially invited to be present and to vote in person at the meeting. TO ASSURE REPRESENTATION AT THE MEETING, HOWEVER, SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. Shareholders who attend the meeting may still vote in person, even if they have previously mailed a proxy, by notifying the Secretary of their intention to do so.


                                              BY ORDER OF THE BOARD OF DIRECTORS



                                                      EVELYN M. EVANS, Secretary

Yorba Linda, California
May 20, 1998

                                  COMARCO, INC.


                                 PROXY STATEMENT


                       For Annual Meeting of Shareholders
                                   To Be Held
                                  July 8, 1998


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of COMARCO, Inc., a California corporation, ("COMARCO" or the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday July 8, 1998 at 10:00 A.M. at the Hilton Hotel, 18800 Mac Arthur Blvd., Irvine, California, or any adjournment thereof, for the purposes set forth in the accompanying notice of meeting. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about May 20, 1998.

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised by (1) filing with the Secretary of the Company a notice of revocation; (2) filing with the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Annual Meeting and expressing his intention to vote the shares in person. In the absence of such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein.

     The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by the Company. The Company may make arrangements with various brokerage houses or other nominees to send proxy materials to the beneficial owners of stock and may reimburse them for their reasonable expenses in connection therewith.

                                  VOTING RIGHTS

     The only voting securities of the Company consist of Common Stock. Only shareholders of record at the close of business on May 15, 1998 will be entitled to vote at the Annual Meeting. As of said date there were outstanding 4,719,210 shares of Common Stock, which are entitled to one vote per share except that each shareholder is entitled to cumulate his shares in the election of Directors, provided that at least one shareholder has given notice, prior to the voting, of his intention to do so. If cumulative voting is in effect, each shareholder may give one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of shares held by him, or he may distribute his votes on the same principle among as many candidates as he thinks fit.

The five nominees receiving the greatest number of votes at the Annual Meeting shall be elected Director. Shareholders may cumulate their votes for one or more candidates in the manner and upon satisfaction of the conditions described above. Abstentions shall have no effect on voting for the election of Directors. With respect to shares of Common Stock held by brokers in street name for the beneficial owners thereof, the election of Directors is a "routine" matter upon which the brokers, as the holders of record, may vote these shares for which the beneficial owners have not provided them specific instructions. Under California law, abstentions and "broker non-votes" are counted for purposes of determining whether a quorum is present or represented at the meeting, but neither will be counted for purposes of determining whether Proposal 2 (to Approve the Restatement of the Company's Director's Stock Option Plan) has been adopted.

                              Item 1 on Proxy Card

                              ELECTION OF DIRECTORS

     Five Directors will be elected at the Annual Meeting. Each Director elected at the Annual Meeting will hold office until the next annual meeting of shareholders and until his successor is duly elected and qualified. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the five nominees named below. While the Company has no reason to believe that any of the nominees will be unable to serve as Director, it is intended that if such an event should occur, such shares will be voted for the remainder of the nominees and for such substitute nominee or nominees as may be selected by the Board of Directors. Subject to the foregoing, and unless a shareholder withholds authority to vote his shares (i) for all of the nominees by so indicating on the enclosed proxy card or (ii) for any one or more of the nominees by checking their names in the space provided on such card, in which case his shares will not be voted for such nominee or nominees, the proxies will have the discretion to cumulate votes as provided by California law (see "VOTING RIGHTS") and to distribute such votes among all the nominees (or, if authority to vote for any nominee or nominees has been withheld) among the remaining nominees in whatever manner they deem appropriate.

     All the nominees are currently serving as Directors of the Company. The term of office of each of the current Directors expires on the date of the Annual Meeting. All the Directors were elected at the last annual meeting.

The table immediately below contains pertinent information concerning the nominees and is followed by a brief biography of each nominee.

                                                                       Year First
                                            Principal                   Elected                 Other
      Name                    Age           Occupation                  Director            Directorships
      ----                    ---           ----------                 ----------           -------------
Don M. Bailey                  52         President and Chief            1991          None
                                          Executive Officer of the
                                          Company

Gen. Wilbur L. Creech          71         Executive Consultant           1985          Tech-Sym Corporation,
(Ret.) (1) (3)                                                                         ESEA Corporation, and
                                                                                       GeoScience Corporation

Gerald D. Griffin              63         Executive Consultant           1986          None
(1) (3)

Adm. Wesley L. McDonald        74         Executive Consultant           1986          MPRI Inc.
(Ret.) (2) (3)

Paul G. Yovovich               44         Private Investor               1995          3Com Corporation,
(1) (2)                                                                                APAC TeleServices, Inc. and
                                                                                       May & Speh, Inc.

(1)  Member of Compensation Committee
(2)  Member of Audit Committee
(3)  Member of Nominating Committee


     Mr. Bailey has been President and Chief Executive Officer of the Company since June 1990. Prior to that, since November of 1988, he served as Senior Vice President of the Company and, since January 1986, as Vice President, Corporate Development. He has been employed by COMARCO since May 1980.

     Since 1984, General Creech has been an executive consultant. General Creech was Commander of the Tactical Air Command headquartered at Langley Air Force Base, Virginia from 1978 until his retirement in November 1984.

     Mr. Griffin has been an executive consultant since 1992. Previously he was Managing Director of the Houston Office of Korn/Ferry International. From 1986 to 1988 he was President and Chief Executive Officer of the Houston Chamber of Commerce. Between 1982 and 1986 he was Director of NASA's Johnson Space Center in Houston, Texas.

     Since 1985, Admiral McDonald has been an executive consultant. Admiral McDonald served in various capacities with the United States Navy from 1946 until his retirement in December 1985. In his last assignment he served for more than three years as Supreme Allied Commander, Atlantic; US Commander in Chief, Atlantic; and Commander in Chief, US Atlantic Fleet.

     Mr. Yovovich is a private investor. Mr. Yovovich served as President of Advance Ross Corporation from 1993 to 1996. He served in a variety of executive positions with Centel Corporation from 1982 through 1992, most recently as President of its Central Telephone Company unit from 1990 through 1992.

                    BOARD ORGANIZATION AND COMMITTEE MEETINGS

During the fiscal year ended January 31, 1998, the Company's Board of Directors met five times and various committees of the Board met a total of four times. Each of the Company's Directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the Committees on which he served (during the periods within which he was a Director or Member of such Committee) during the Company's last fiscal year.

Standing committees of the Board of Directors consist of the following:

The Audit Committee's primary purpose is to aid the Directors in undertaking and fulfilling their responsibilities for financial reporting to the shareholders; to support and encourage efforts to improve the financial controls exercised by management and to ensure their adequacy for purposes of public reporting; and to review the engagement of the Company's independent auditors and review with such accountants the scope and results of their annual audit of the Company. The Audit Committee met twice during the last fiscal year in conjunction with regular Board meetings.

The Compensation Committee reviews the compensation of officers and key employees, and makes awards under the Company's 1982 and 1995 Employee Stock Option Plans and the Stock Option Plan for the Company's subsidiary, Comarco Wireless Technologies, Inc. The Compensation Committee met twice during the last fiscal year.

The Nominating Committee's responsibilities include reviewing the qualifications of candidates for Board membership, reviewing the status of Directors when his principal position and/or primary affiliation changes, recommending to the Board of Directors new candidates for election by shareholders at annual meetings, recommending candidates to fill vacancies in directorships, and making recommendations to the Board of Directors concerning selection, tenure, retirement, and composition of the Board of Directors. Shareholders of COMARCO may recommend persons to be nominated for election as directors of COMARCO at the Meeting. To be considered by the Nominating Committee and to have their names placed in the proxy statement, such recommendations must be submitted in writing to the secretary of the Company and received no later than 90 days before the date in the current year which corresponds to the date on which the Meeting was held during the immediate prior year. The Nominating Committee did not meet during the year, but the Board nominees were approved by the entire Board.

                             DIRECTORS COMPENSATION

SUMMARY COMPENSATION TABLE

                                      Cash Compensation(1) (2)                          Security Grants
                       ----------------------------------------------       --------------------------------------
                          Annual         Meeting     Consulting Fees/       Number of      Number of Securities
Name                   Retainer Fees      Fees          Other Fees           Shares     Underlying Options/SARs(3)
----                   -------------     -------     ----------------       ---------   --------------------------
Wilbur L. Creech          $21,600         $10,200             $0                 0              5,000 shares

Gerald D. Griffin         $90,000              $0        $47,000                 0              5,000 shares
(Chairman)                                               (bonus)

Wesley L. McDonald        $21,600         $11,750             $0                 0              5,000 shares

Paul G. Yovovich          $21,900         $12,000             $0                 0              5,000 shares

Notes:
(1) Each member of the Board other than Mr. Griffin and Mr. Bailey (who also serves as an officer) received a daily Director's fee of $1,800 per meeting, $900 per telephone meeting, and a monthly retainer of $1,800. Mr. Griffin received a monthly payment of $7,500 in lieu of meeting fees and retainers. Members of the various committees received a $750 meeting fee, and the Committee Chairman received an additional $750 per meeting. Each Director was reimbursed for reasonable lodging and expenses incurred to attend Board and Committee meetings.

(2) "Cash compensation" includes compensation deferred during the current year and earnings on compensation deferred from prior years.

(3) Represents a stock option award made on 4/30/97 at an exercise price of $16.38 per share, the then current market price of a share of the Company's Common Stock.

OPTION GRANTS FOR FISCAL YEAR ENDED 1/31/98

                                     Percent of Total
                         Options     Options Granted      Exercise      Expiration      Potential Value(5)
Name                     Granted(1)   to Directors(2)     Price(3)        Date(4)       @ 5%       @10%
-------------------------------------------------------------------------------------------------------
Wilbur L. Creech               5,000          25%          $16.38        5/07/07         $51,506    $130,528

Gerald D. Griffin              5,000          25%          $16.38        5/07/07         $51,506    $130,528
(Chairman)

Wesley L. McDonald             5,000          25%          $16.38        5/07/07         $51,506    $130,528

Paul G. Yovovich               5,000          25%          $16.38        5/07/07         $51,506    $130,528

Notes:

(1) The options vest in equal annual increments of 25% over the four year period following their date of grant, April 30, 1997.

(2) Options were awarded each April 30 through 1997 in accordance with the plan document.

(3) Represents the fair market value of an underlying share of Common Stock on the date of grant.

(4) All options, vested and unvested, terminate ninety days after termination of directorship.

(5) Represents the value of the shares of Common Stock issuable upon the exercise of the options, assuming the stated rates of price appreciation for ten years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. Such annual rates of appreciation are for illustrative purposes only, are based on requirements of the Securities and Exchange Commission, and do not reflect the Company's estimate of future stock appreciation. No assurance can be given that such rates of appreciation, or any appreciation, will be achieved.

OPTION EXERCISES FOR FISCAL YEAR ENDED 1/31/98

                                                     Number of Unexercised            Value of Unexercised(1)
                    Shares Acquired       Value    Options at Fiscal Year End       Options at Fiscal Year End
Name                  on Exercise       Realized     Vested         Unvested            Vested      Unvested
------------------------------------------------------------------------------------------------------------
Wilbur L. Creech           0                0        10,500           12,500          $152,469      $106,375

Gerald D. Griffin          0                0        45,500           12,500          $869,775      $106,375
(Chairman)

Wesley L. McDonald         0                0        43,000           12,500          $818,556      $106,375

Paul G. Yovovich           0                0         1,250            8,750          $  9,219      $ 57,631

Notes:
(1) These values are calculated using the January 31, 1998 closing price of Common Stock on the NASDAQ National Market of $22.375 per share, less the exercise price of the options, multiplied by the number of shares to which the options relate.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Rules issued thereunder, the Company's executive officers, Directors and persons that own more than 10% of the Company's Common Stock are required to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock. The Company believes that, during the fiscal year ended January 31, 1998, its executive officers, Directors and persons that own more than 10% of the Company's Common Stock complied with the Section 16(a) reporting requirements on a timely basis.

                              Item 2 on Proxy Card

            APPROVAL OF RESTATEMENT OF THE DIRECTOR STOCK OPTION PLAN


     At the Annual Meeting, the shareholders will be asked to approve a restatement (the "Plan Restatement") of the Company's Director Stock Option Plan (the "Director Plan") that has been adopted by the Board of Directors. The Director Plan, originally adopted by the Board of Directors on July 9, 1987 and approved by the Company's shareholders on June 15, 1988, expired by its terms in July 1997 and no further options could be granted following its termination date. The Plan Restatement extends the term of the Director Plan and the time for granting of options thereunder, removes the automatic grant provisions of the Director Plan, extends the post-termination time period for exercising options, and makes other minor changes to reflect changes in the Securities Exchange Commission's ("SEC") rules. The Plan Restatement does not increase the number of shares of Common Stock that were available for option grants on the date the term of the original Director Plan expired. The Director Plan and the Plan Restatement are summarized below, but the description is subject to and is qualified in its entirety by the Director Plan as restated, which is attached hereto as Exhibit A to the Proxy Statement.

     Under the Director Plan, non-qualified stock options may be granted to non-employee directors of the Company. The purpose of the Director Plan is to further the growth and prosperity of the Company by assuring the acquisition and retention of well-qualified directors by assisting them to acquire shares of the Company's Common Stock and to benefit directly from the Company's growth, development and financial success. The Board of Directors believes that, in order to attract and retain directors, it is appropriate to grant non-qualified stock options to such individuals.

     The Board of Directors is authorized to administer the Director Plan and to grant options in a manner consistent with the Director Plan. The Board of Directors is also empowered to interpret the Director Plan, prescribe, amend and rescind rules relating to the Plan, accelerate the time during which options may be exercised and determine the rights and obligations of optionees.

     Upon approval of the Plan Restatement by the shareholders, 99,250 shares will be available for additional options to be granted under the Plan. The purchase price for shares underlying each option will not be less than the Fair Market Value of such shares on the date of grant. No options may be exercised subsequent to its termination date. Options granted under the Director Plan are nontransferable except by will or the laws of descent. The maximum term for options under the Plan is ten years and one week.

     As approved by the shareholders at the June 15, 1988 Annual Meeting, the Director Plan called for discretionary awards. Under SEC rules adopted in 1991, such discretionary awards disqualified Directors from disinterested administration of the Employee Stock Option Plan. Accordingly, by vote on October 8, 1991, the Board of Directors restricted awards to a fixed annual award of 3,000 shares per Director, with the price for option exercise to be set at April 30 of the year of award. These fixed awards were increased to 5,000 shares per in July 1994. Because of further changes in the SEC rules, discretionary awards no longer disqualify Directors from disinterested administration of the Employee Stock Option Plan. Accordingly, the Plan Restatement deletes the automatic grant provisions and vests the authority to grant options (including determining the Optionee and the number of options granted) under the Director's Stock Option Plan to the Board of Directors.

     The Director Plan provides for the acceleration of the exercisability of outstanding options in the event of a change in control of the Company ("Change of Control"). A Change of Control is deemed to have occurred (a) when any person becomes the beneficial owner of shares of the Company with respect to which 20% or more of the total number of votes for the election of the Board of Directors of the Company may be cast; (b) when, in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, the persons who were Directors of the Company just prior to such event cease to constitute a majority of the Board of Directors of the Company; (c) when the shareholders of the Company approve an agreement in which the Company ceases to be an independent publicly-owned corporation or for a sale of substantially all of the assets of the Company; or (d) when a tender offer or exchange offer is made for shares of the Company's Common Stock other than one made by the Company.

     If the outstanding shares of Common Stock of the Company are exchanged for different securities of the Company through a reorganization, merger, consolidation, recapitalization or reclassification or if the number of outstanding shares is changed through a stock split or stock dividend, or like capital adjustment, an appropriate adjustment shall be made in the number, exercise price, or kind of securities subject to any outstanding option granted under the Director Plan and to the number or kind of remaining shares available for further option grants under the Director Plan.

     The Director Plan, as restated by the Plan Restatement, will terminate on May 11, 2008, ten years from the date of its adoption by the Board of Directors, subject to shareholder approval at the Annual Meeting.

     It is currently anticipated that, subject to shareholder approval of the Plan Restatement, each non-employee director will be granted an option under the Director Plan on or about the date of the Annual Meeting, but the amount of such grants has not been fixed. Such grants, and the timing and amounts of any future grants under the Director Plan, will be within the discretion of the Board of Directors as provided in the Plan Restatement.

     Options granted under the Director Plan are nonqualified stock options. As such, the directors who receive them are subject to tax on the difference between the option price and the fair market value of the Common Stock on the date on which the director exercises the option ("Exercise Date"). If the director holds the stock for at least 12 months, any appreciation in the Common Stock that occurs after the Exercise Date will qualify for long-term capital gains which is generally taxed at the 28% rate. If the director holds the Common Stock for at least 18 months, any appreciation that occurs after the Exercise Date will qualify for long-term capital gains treatment which is generally taxed at the rate of 20%. The Company will be entitled to a federal income tax deduction in an amount equal to the income of the Optionee upon exercise.

     Approval requires the affirmative vote of the holders of a majority of the shares of Common Stock that are present or represented at the Annual meeting.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" ADOPTION OF THIS RESTATEMENT OF THE DIRECTOR STOCK OPTION PLAN.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of the Company's outstanding Common Stock as of February 1, 1998, except as otherwise noted, by persons who are Directors, executive officers, or persons known to the Company to be beneficial owners of more than five percent of its outstanding Common Stock. The table also includes the stock ownership of all Directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that each of the persons listed in the table (subject to applicable community property laws) has the sole power to vote and to dispose of the shares listed opposite their name.

       Name and Address                   Office,              Number of Shares           Percent
      of Beneficial Owner                 If Any              Beneficially Owned         Of Class       Notes
-------------------------------------------------------------------------------------------------------------
Don M. Bailey                         Director, President and       184,504                3.9%          (1)
                                      Chief Executive Officer

Gen. Wilbur L. Creech (Ret.)          Director                       13,500                  *           (2)

Gerald D. Griffin                     Chairman of                    45,500                1.0%          (3)
                                      the Board

Adm. Wesley L. McDonald (Ret.)        Director                       44,000                  *           (4)

Paul G. Yovovich                      Director                        7,750                  *           (5)

Thomas A. Franza                      Executive Vice President       26,821                  *           (6)

Richard C. Loomis                     Sr. Vice President              9,375                  *           (7)

Robert A. Lovingood                   Vice President                  4,500                  *           (8)

Thomas P. Baird                       Vice President,                29,516                  *           (9)
                                      Chief Financial Officer

Evelyn M. Evans                       Vice President, Secretary      31,918                  *           (10)

John C. Hillis                        Sr. Vice President             22,633                  *           (11)

Directors and Officers                                              422,517                9.0%          (12)
As a Group (11 persons)

COMARCO, Inc.                                                       193,044                4.1%          (13)
Employee Savings and Retirement
Trust

Parsow Partnership, Ltd.                                            297,200                6.3%          (14)
222 Skyline Drive
Elkhorn, NE  68022

T. Rowe Price Associates                                            352,500                7.5%          (15)
100 East Pratt Street
Baltimore, MD 21202

Okabena Partnership K                                               267,800                5.7%          (16)
5140 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402

Wanger Asset Management, L.P.                                       912,800                19.3%         (17)
227 West Monroe St., Ste 3000
Chicago, Illinois  60606

Storie Partners, L.P.                                               477,300                10.1%         (18)
One Bush Street
Suite 1350
San Francisco, CA  94104

Wellington Management Company, LLP                                  264,600                5.6%          (19)
75 State Street
Boston, MA 02109

* Indicates less than one percent

(1) Includes 162,500 shares which Mr. Bailey has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(2) Includes 10,500 shares which General Creech has a right to acquire within 60 days after February 1, 1998, by stock option exercise.

(3) Includes 45,500 shares which Mr. Griffin has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(4) Includes 43,000 shares which Admiral McDonald has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(5) Includes 1,250 shares which Mr. Yovovich has the right to acquire within 60 days after February 1, 1998 by stock option exercise.

(6) Includes 23,750 shares which Mr. Franza has the right to acquire within 60 days after February 1, 1998, by stock option exercise. Does not include options to acquire shares in the Company's subsidiary Comarco Wireless Technologies, Inc. See section entitled "Stock Options".

(7) Includes 8,375 shares which Mr. Loomis has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(8) Includes 4,500 shares which Mr. Lovingood has the right to acquire within 60 days after February 1, 1998 by stock option exercise.

(9) Includes 28,500 shares which Mr. Baird has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(10) Includes 31,000 shares which Ms. Evans has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(11) Includes 22,500 shares which Mr. Hillis has the right to acquire within 60 days after February 1, 1998, by stock option exercise.

(12) Includes an aggregate of 381,375 shares held by all current executive officers and Directors that are subject to options exercisable within 60 days after February 1, 1998.

(13) Represents shares held in the Employee Savings and Retirement Trust, of which the Company is the administrator. Under the beneficial ownership rules promulgated by the Securities and Exchange Commission, the Company could be deemed to be a beneficial owner of such shares. All such shares are allocated to the accounts of Plan participants and are subject to and voted in accordance with the direction of the participants. The assets of the trust are under the trusteeship of Smith Barney Corporate Trust Company. The number of shares listed is as of March 15, 1998.

(14) Taken from personal communication with Alan Parsow on March 17, 1998. Alan Parsow is the sole general partner of Parsow Partnership, Ltd.

(15) Taken from Schedule 13G filed with the Securities and Exchange Commission on February 12, 1998. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. ("Price Associates") serve as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact beneficial owner of such securities.

(16) Taken from Amendment No. 7 to Schedule 13D filed with the Securities and Exchange Commission on behalf of Okabena Partnership K, on February 6, 1998. Okabena Investment Services, Inc. is the corporate managing partner of the Reporting Person.

(17) Taken from Schedule 13G filed with the Securities and Exchange Commission on February 6, 1998 on behalf of Wanger Asset Management, L.P. ("WAM"), Wanger Asset Management, Ltd. ("WAM LTD"), and Ralph Wanger ("Wanger "). WAM is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. WAM LTD is the general partner of the investment adviser. Wanger is the principal stockholder of the general partner.
     Included are COMARCO shares held in Acorn Fund, a series of Acorn Investment Trust, for which WAM is deemed to be a beneficial owner.

(18) Taken from Schedule 13D Amendment No. 2 filed with the Securities and Exchange Commission on behalf of Storie Partners, L.P. ("Storie") on May 23, 1997. The management of Storie is vested exclusively in its general partner, Storie Advisors, Inc. Richard E. Dirickson, Jr. and Steven A. Ledger make investment decisions for Storie, and either may be deemed to have shared voting and dispositive powers.

(19) Taken from Schedule 13-D filed with the Securities and Exchange Commission on February 10, 1998 on behalf of Wellington Management Company, LLP ("WMC"). WMC, in its capacity as investment adviser, may be deemed to beneficially own these shares.

                             EXECUTIVE COMPENSATION

     The Company's executive compensation structure consists of salaries, cash incentive awards and stock option awards. This structure is administered by a committee of the Board of Directors (the "Compensation Committee") consisting solely of non-employee Directors. The Company's CEO recommends compensation levels for the Company's officers, except for himself, to the Compensation Committee. The Committee adjusts these recommendations and approves final compensation levels for these officers. In addition the Committee sets the compensation level for the CEO and the Chairman of the Board. Incentive compensation is based upon pre-established quantitative goals, typically stock price, profitability and new business bookings and qualitative goals, such as customer satisfaction.

The information on compensation set forth below is furnished for the fiscal year ended January 31, 1998 for the Chief Executive Officer and the four most highly compensated executive officers whose cash compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                   Annual Compensation                          Long Term Compensation
                          ---------------------------------------- --------------------------------------------------------
Name and                                                Other       Restricted               Long Term
Principal          Fiscal                              Annual     Stock Options              Incentive      All Other
Position            Year  Salary ($)(1)  Bonus ($)   Compensation(2)  Number    Options #   Payouts ($)    Compensation ($)
--------            ----  ----------     ---------   ------------     ------    ---------   -----------    ----------------
Don M. Bailey(3)    1998     249,394      265,000         0              0       25,000          0           6,655(4)
President & CEO     1997     241,838      275,000         0              0       25,000          0          15,352(5)
                    1996     211,894      235,000         0              0       25,000          0           8,811(6)


Thomas P. Franza    1998     202,369      265,000         0              0       25,000          0           9,910(7)
Executive           1997     201,521      265,000         0              0       20,000          0          15,256(8)
Vice President      1996     176,031      225,000         0              0       10,000          0           6,587(9)

Richard C. Loomis   1998     146,194       45,000         0              0        3,000          0           5,161(10)
Sr. Vice President  1997     139,900       33,000         0              0            0          0           6,833(11)
                    1996     137,569       42,000         0              0       10,000          0           6,256(12)

Thomas P. Baird     1998     135,158       50,000         0              0        4,000          0           5,038(13)
Vice President &    1997     125,370       50,000         0              0        5,000          0           7,037(14)
Chief Financial     1996     120,516       30,000         0              0        5,000          0           5,901(15)
Officer

Evelyn M. Evans     1998     131,484       30,000         0              0        4,000          0           4,990(16)
Vice President      1997     120,939       34,000         0              0        5,000          0           9,037(17)
Secretary           1996     115,484       45,000         0              0        5,000          0           8,991(18)

Notes:
(1) "Salary" includes compensation deferred during the current year, earnings on compensation deferred from prior years, and cashed out vested vacation payments.

(2) "Other Annual Compensation" amounts were below reporting thresholds.

(3) Mr. Bailey has an agreement with the Company providing that, if he is terminated or constructively terminated following a change in control of the Company, then he is entitled to two years of base salary and incentive compensation of the planned level for that year or the amount paid in the year before the change of control, whichever is greater.

(4) Of this amount, (i) $1,440 represents life insurance premium of which the officer is the beneficiary, (ii) $4,800 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $415 represents premium and other payments made in connection with the Company's medical plan.

(5) Of this amount, (i) $1,267 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $9,585 represents premium and other payments made in connection with the Company's medical plan.

(6) Of this amount, (i) $766 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $3,545 represents premium and other payments made in connection with the Company's medical plan.

(7) Of this amount, (i) $1,440 represents life insurance premium of which the officer is the beneficiary, (ii) $4,800 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $3,670 represents premium and other payments made in connection with the Company's medical plan.

(8) Of this amount, (i) $1,267 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $9,489 represents premium and other payments made in connection with the Company's medical plan.

(9) Of this amount, (i) $1,074 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $1,013 represents premium and other payments made in connection with the Company's medical plan.

(10) Of this amount, (i) $403 represents life insurance premium of which the officer is the beneficiary, (ii) $4,758 represents Company contributions to the Company's Savings and Retirement Plan.

(11) Of this amount, (i) $401 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $1,932 represents premium and other payments made in connection with the Company's medical plan.

(12) Of this amount, (i) $430 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $1,326 represents premium and other payments made in connection with the Company's medical plan.

(13) Of this amount, (i) $238 represents life insurance premium of which the officer is the beneficiary, (ii) $4,800 represents Company contributions to the Company's Savings and Retirement Plan.

(14) Of this amount, (i) $210 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) 2,327 represents premium and other payments made in connection with the Company's medical plan.

(15) Of this amount, (i) $188 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) 1,213 represents premium and other payments made in connection with the Company's medical plan.

(16) Of this amount, (i) $232 represents life insurance premium of which the officer is the beneficiary, (ii) $4,758 represents Company contributions to the Company's Savings and Retirement Plan.

(17) Of this amount, (i) $212 represents life insurance premium of which the officer is the beneficiary, (ii) $4,500 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $4,325 represents premium and other payments made in connection with the Company's medical plan.

(18) Of this amount, (i) $138 represents life insurance premium of which the officer is the beneficiary, (ii) $4,273 represents Company contributions to the Company's Savings and Retirement Plan, and (iii) $4,580 represents premium and other payments made in connection with the Company's medical plan.

STOCK OPTIONS

     The following tables set forth for each person named in the executive compensation table above, information concerning (i) options granted by the Company during the fiscal year ended January 31, 1998 and (ii) options exercised during such period.

OPTION GRANTS FOR FISCAL YEAR ENDED 1/31/98

                                     Percent of Total
                         Options     Options Granted      Exercise      Expiration      Potential Value(4)
Name                     Granted(1)    to Employees       Price(2)      Date(3)         @ 5%       @10%
------------------------------------------------------------------------------------------------------------
Don M. Bailey              25,000             18%          $17.50        2/27/07        $275,139    $697,261

Thomas A. Franza           15,000             11%          $17.50        2/27/07        $165,084    $418,357

Richard C. Loomis           3,000              2%          $17.50        2/27/07        $ 33,017    $ 83,671

Thomas P. Baird             4,000              3%          $17.50        2/27/07        $ 44,022    $111,562

Evelyn M. Evans             4,000              3%          $17.50        2/27/07        $ 44,022    $111,562

Notes:

(1) The options vest in equal annual increments of 25% over the four-year period following their date of grant, February 26, 1997.

(2) Represents the fair market value of an underlying share of Common Stock on the date of grant.

(3) All options, vested and unvested, terminate ninety days after termination of employment.

(4) Represents the value of shares of Common Stock issuable upon the exercise of the option, assuming the stated rates of price appreciation for ten years, compounded annually, with the aggregate exercise price deducted from the final appreciated value. Such annual rates of appreciation are for illustrative purposes only, are based on requirements of the Securities and Exchange Commission, and do not reflect the Company's estimate of future stock appreciation. No assurance can be given that such rates of appreciation, or any appreciation, will be achieved.

OPTION EXERCISES FOR FISCAL YEAR ENDED 1/31/98

                    Shares Acquired       Value        Number of Unexercised            Value of Unexercised(2)
Name                  on Exercise      Realized(1)   Vested         Unvested            Vested      Unvested
---------------------------------------------------------------------------------------------------------------
Don M. Bailey              0                0         143,750         63,250           $2,514,131   $444,809

Thomas A. Franza(3)        0                0          12,500         42,000           $  150,588   $263,440

Richard C. Loomis          0                0           5,125          8,000           $   78,974   $ 83,350

Thomas P. Baird            0                0          25,000         14,250           $  457,975   $ 85,374

Evelyn M. Evans            0                0          27,500         10,250           $  492,013   $ 83,394

Notes:
(1)  Market value on the date of exercise, net of the exercise price.

(2) These values are calculated using the January 31, 1998 closing price of Common Stock on the Nasdaq National Market of $22.375 per share, less the exercise price of the options, multiplied by the number of shares to which the options relate.

(3) Mr. Franza has been granted options to purchase a total of 95,000 shares of common stock of one of the Company's subsidiaries under its stock option plan. Of the 95,000 options, 62,500 are vested and 32,500 are unvested. As of May 1, 1998, the subsidiary had 3,000,000 shares of common stock outstanding. Based on current valuation, which is done by the Compensation Committee of the COMARCO Board of Directors, the shares underlying the vested options are valued at $1,162,250, and those underlying the unvested options are valued at $563,450.


                 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

To:  The Board of Directors

As members of the Compensation Committee, it is our duty to establish the salary and incentive compensation of the President and Chief Executive Officer and to review, to revise as appropriate, and to approve the Chief Executive Officer's recommendations for the salaries and incentive compensation of the Company's executive officers. Since 1985, the Committee, composed exclusively of Directors who are not employees of the Company, has received a comprehensive written and oral corporate performance report from the Company's Chief Executive Officer. This report presents corporate performance against predetermined quantitative and qualitative performance objectives. The report summarizes the results for each of the Company's operations and provides an explanation for each compensation recommendation made by the Chief Executive Officer. The Committee, after appropriate inquiry and modification, approves compensation recommendations and establishes appropriate compensation for the Chief Executive Officer and for the Chairman of the Board. (The Compensation Committee meets without Mr. Griffin on all matters relating to the compensation of the Chairman of the Board.)

Performance objectives and incentive goals are established at the outset of each fiscal year, together with salary levels. Incentive awards are made after the close of each fiscal year. Incentive compensation is based on quantitative performance factors (stock price, profit and new business) as well as a number of qualitative factors related to long-term performance. For fiscal year 1998, quantitative factors were considered by the Committee to be more important than qualitative factors in establishing compensation levels.

The Committee adheres to the following philosophy regarding compensation of the Company's executive officers:

o to provide competitive total pay opportunities in order to attract, retain, and motivate high quality executive talent critical to the Company's success;

o    to  pay  for  performance   through  a  compensation  mix  that  emphasizes
     competitive   cash   incentives  and  merit-based   salary   increases  and
     de-emphasizes entitlements and perquisites;

o to create a mutuality of interest between executives and shareholders through a stock option program; and

o to focus the executive's attention on overall corporate objectives as well as the executive's specific operational objectives.

The key elements of the Company's executive compensation program are base salary, annual incentive compensation, and stock options. The Committee's policies with respect to each of these elements, including the basis for the compensation paid and awarded to Mr. Bailey, the Company's President and CEO, are described below. While the elements of compensation are considered separately, the Committee takes into account the total compensation package afforded by the Company to the individual.

Base Salaries

Base salaries for executive officers are initially determined by evaluating responsibilities of the position held and the experience of the individual and by comparing the salaries paid to persons holding similar positions at other companies. Each year, the Company uses data compiled from a nationwide compensation survey of small to medium size private and publicly traded companies. Comparisons are made based on like-sized companies and those in similar industries. The Committee uses this information to assist in establishing base salaries. In general, base salaries and total compensation are targeted to be consistent with these data.

Annual salary adjustments are determined by evaluating the performance of the Company and of each executive officer and reviewing base salaries for comparable positions contained in the survey data mentioned above. In addition, the Committee takes into account any new responsibilities that such officer may have assumed. The Committee, where appropriate, also considers non-financial performance measures in such areas as any increase in market share, customer service, working capital management, employee relations, and leadership development.

Concerning Mr. Bailey, the Company's President and CEO, the Committee took into account a comparison of base salaries of chief executive officers of the other companies contained in the national salary survey mentioned above, the Company's success in meeting several financial goals, including return on capital employed and earnings per share; the performance of the Company's stock; and the assessment of Mr. Bailey's individual performance, including his development of long-term strategies for the continued growth of shareholder value. Consistent with these criteria, Mr. Bailey received a salary of $265,000 in the fiscal year ended January 31, 1998.

Incentive Compensation

The Company's officers and other key employees are eligible for annual cash incentive compensation, based upon individual and corporate performance goals which are established at the beginning of each fiscal year. Corporate performance is measured primarily by the financial results and new business development achieved by the Company for such fiscal year.

The  Committee  takes  into  account a number of  criteria  in  determining  Mr.
Bailey's annual incentive compensation, the most important of which are financial indicators such as net income, earnings per share and stock price. Goals for determining Mr. Bailey's annual incentive compensation are set at the beginning of each fiscal year. The Committee determined to award Mr. Bailey annual incentive compensation of $265,000 for the last fiscal year, $10,000 less than the previous fiscal year. While the average price of the Company's Common Stock increased approximately 18% during the last fiscal year from its average price during the prior fiscal year and the Company's performance improved in such areas as diversifying its business base and decreasing its dependence on government contract work, the Company's operating results and earnings per share increased only slightly during fiscal year 1998.

Stock Options

Stock options are designed to align the interests of executives with those of the shareholders. The sizes of the option awards are entirely at the discretion of the Committee. The Committee takes into account the total compensation offered to its executives when considering the number of options awarded each year.

Stock option awards to officers and employees were made in the last fiscal year based upon the criteria described above. The awards to the CEO and the other four most highly compensated executive officers are shown in the preceding section entitled "Stock Options". The number of options awarded in February 1998 were reduced substantially for the executive officers, including the CEO, because of the relatively high percentage of options outstanding compared to the number of shares outstanding.

The Compensation Committee continuously reviews the Company's executive compensation policies and plans to determine if revisions may be necessary due to Section 162 of the Internal Revenue Code of 1986 which limits the deductibility of compensation paid to certain executives to $1 million. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company's ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its shareholders.

Submitted by the Committee:

     General Wilbur L. Creech, Chairman
     Gerald D. Griffin
     Paul G. Yovovich


               COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


The following Directors served on the Company's Compensation Committee for the awards and decisions discussed above.

Gen. Wilbur L. Creech, Chairman
Gerald D. Griffin
Paul G. Yovovich

None of the members of the Compensation Committee served as an officer or employee of the Company or its subsidiaries during the last fiscal year, except for Mr. Griffin, the Company's non-employee Chairman of the Board (a statutory office under California law).

The Company did not engage in any  transactions  that required  disclosure under
Item 404 of the Securities and Exchange Commission's Regulation S-K during the last fiscal year.

There were no compensation committee interlocks with other companies within the meaning of the Securities and Exchange Commission's rules during the last fiscal year.

PERFORMANCE COMPARISON

The following graphical presentation provides an indication of total shareholder returns for COMARCO as compared to the Russell 2000 Composite Stock Index and a peer group of companies (the "Peer Group"). The presentation assumes $100 invested on January 31, 1993 in COMARCO Common Stock, the Russell 2000 Composite Stock Index, and the Common Stock of the Peer Group. The Peer Group consists of ten companies of similar size (in terms of assets and revenue) and business focus as COMARCO. While none of the selected peers offer a fully comparable range of products and services to COMARCO, they are recognized as providers of high technology electronic, computer, and communications systems engineering services and products to US government and commercial markets. The returns of each company within the Peer Group have been averaged assuming an equal dollar investment in each company at the beginning of the time period or at the initial public offering. Dividends paid by those peer companies that pay dividends are assumed to be reinvested at the end of the ex-dividend month without any transaction cost. The on-going members of the Peer Group are as follows:
Analysis & Technology, Inc. (AATI), CACI International, Inc. (CACI), Dynamics Research Corp (DRCO), ECC International Corp (ECC), Halifax Corp (HX), Nichols Research Corp (NRES), National Technical Systems, Inc. (NTSC) and VSE Corp
(VSEC). This is the same group of peer companies which was used for a comparison in the previous year, except one company ceased to be a public company during the year and LCC International Inc. (LCCI) and Salient 3 Communications (STCIA) were added to reflect COMARCO's growing wireless communications business.

As shown on the following graph, an investment of $100 in COMARCO Common Stock on January 31, 1993 would have grown in value to $416 as of January 31, 1998. For the five-year period ending January 31, 1998, the total cumulative return for holders of COMARCO Common Stock amounted to 316%, or the equivalent of 33.0% per year compounded annually. By comparison, $100 invested in the Peer Group composite would have grown in value to $218 as of January 31, 1998, assuming the reinvestment of dividends from those companies which paid dividends. For the five-year period ending January 31, 1998, the total cumulative return for the Peer Group composite was 118%, or the equivalent of 16.9% per year compounded annually. The returns of COMARCO and the Peer Group exceeded the comparable return of the Russell 2000 Composite Stock Index.

The accompanying graph depicts the relative performance of COMARCO in relation to the Peer Group and to the Russell 2000 Stock Index for the periods indicated.

[graph omitted:  Comparison of Cumulative Total Return]

                          1/31/93      1/31/94      1/31/95      1/31/96      1/31/97       1/31/98
                          -------      -------      -------      -------      -------       -------
COMARCO                    $100          $90          $163         $293         $344         $416

Peer Group                 $100         $135          $172         $193         $233         $218

Russell 2000 Index         $100         $119          $111         $145         $172         $203



                               EXECUTIVE OFFICERS

     The following table sets forth pertinent information concerning the persons who are the current executive officers (who are not Directors) of the Company.

         Name               Age                      Capacity
         ----               ---                      --------

Thomas P. Baird             44         Vice President, Chief Financial Officer
                                       and Assistant Secretary

Evelyn M. Evans             42         Vice President and Secretary

Thomas A. Franza            55         Executive Vice President

John C. Hillis              52         Sr. Vice President

Richard C. Loomis           49         Sr. Vice President

Robert A. Lovingood         40         Vice President


     Mr. Baird has served as Chief Financial Officer of the Company since September 1992, and Vice President and Controller of the Company since November 1988. He became Assistant Secretary in 1996. He currently holds various executive positions at a number of the Company's subsidiaries. From December 1987 to November 1988 he served as Vice President, Treasurer and Assistant Secretary of International Business Services, Inc., a wholly-owned subsidiary of the Company. From September to December 1987 he served as Assistant to the Company's Chief Financial Officer. Prior to joining the Company, he was a Division Controller for Western Gear Corporation from November 1985 to September 1987. Prior to that time, he served in various financial and accounting positions at Becor Western, Inc.

     Ms. Evans joined the Company in January 1986 in the field of contracts administration. Subsequently, she designed budget models for the Company in her capacity as Manager of Plans and Analysis. Ms. Evans was promoted to Vice President in March 1989 and became Secretary of the Company in May 1996. She currently is a key member of the management team in Comarco Staffing. Prior to joining the Company, Ms. Evans served for six years as an officer in the United States Army.

     Mr. Franza has served as Executive Vice President of the Company since July 1995. He is also currently President of Comarco Wireless Technologies, Inc. and Comarco Wireless Europe, Inc. From October 1992 until July 1995, he was a Sr. Vice President of the Company and before then, served as a Vice President from July 1990 until October 1992. Prior to then, Mr. Franza was the General Manager of the Company's Advanced Technologies Division. He joined the Company in 1985.

     Mr. Hillis has served as Sr. Vice President of the Company since December 1994. He is also currently the President and Chief Executive Officer of Comarco Systems, Inc. as well as President of International Business Services, Inc. and LCTI, Inc., each a subsidiary of the Company. Mr. Hillis became a Vice President in August 1991 and served in such position until December 1994. Before then, he was the Manager of Engineering Services Business Development and a Vice President of International Business Services, Inc. He joined the Company in 1986.

     Mr. Loomis has been a Sr. Vice President of the Company since October 1992. He is also General Manager of the Company's Airport Management Services Division, as well as a Vice President of International Business Services, Inc. From November 1989 until October 1992, he served as a Vice President of the Company. Since joining the Company in April 1986, he has held various management positions with the Company including Project Manager and Division Manager at the Facilities Management Division.

     Mr. Lovingood has been a Vice President of the Company since August 1996. He is also President of Comarco Staffing, Inc. From October 1989 until joining the Company, Mr. Lovingood was President and sole owner of RAL Consulting Services, Inc. He then incorporated RAL Leasing Consultants, Inc. in June 1991.


                              SELECTION OF AUDITORS

     KPMG Peat Marwick, LLP has been selected as the Company's independent certified public accountants for the fiscal year ending January 31, 1998. Representatives of KPMG Peat Marwick, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.


                 PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

     If a shareholder desires to submit a proposal at the Company's 1999 Annual Meeting, such proposal must be received in writing by the Company at its corporate office no later than January 21, 1999 and otherwise comply with applicable regulations in order to be included in the Proxy Statement for that meeting.


                                  OTHER MATTERS

     The Board of Directors of the Company does not know of any matter to be acted upon at the meeting other than the matters described above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in accordance with their judgment.

     The Company's 1998 Annual Report to Shareholders is enclosed with this Proxy Statement.

     IN ORDER TO AVOID ADDED EXPENSE OR ADDITIONAL SOLICITATION OF PROXIES, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                              By ORDER OF THE BOARD OF DIRECTORS




                                                      Evelyn M. Evans, Secretary

May 20, 1998

PROXY                            COMARCO, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
           THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR JULY 8, 1998

     The undersigned shareholder(s) of COMARCO, Inc. a California corporation, having received the Notice of Annual Meeting of Shareholders and Proxy Statement dated May 15, 1998, hereby appoints Gerald D. Griffin and Evelyn M. Evans as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of COMARCO, Inc. to be held on July 8, 1998 at 10:00 AM at the Hilton Hotel, 18800 MacArthur Blvd., Irvine, California and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote thereat on all matters set forth below, as described in the accompanying Proxy
Statement:

1.ELECTION OF DIRECTORS: [] FOR all nominees listed below  [] WITHHELD AUTHORITY to vote for
                                                                all nominees

(INSTRUCTION: To withhold authority to vote for an individual nominee, mark the box next to the nominee's name below. Names not marked will receive a vote FOR)

  [] Wilbur L. Creech    [] Wesley L. McDonald    [] Paul G. Yovovich

  [] Gerald D. Griffin   [] Don M. Bailey

                   IMPORTANT - PLEASE SIGN ON THE OTHER SIDE

2. PROPOSAL TO APPROVE THE RESTATEMENT OF THE DIRECTOR'S STOCK OPTION PLAN

                  [] FOR     [] AGAINST     [] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

   In the event the Directors are to be elected by cumulative voting, the Proxies will have the discretion to cumulate votes and to distribute such votes among all nominees (or if authority to vote for any nominee or nominees has been withheld, among the remaining nominees, if any) in whatever manner they deem appropriate.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE APPROVAL OF THE RESTATEMENT OF THE DIRECTOR'S STOCK OPTION PLAN AND FOR ALL OF THE DIRECTORS NOMINATED BY THE BOARD.


                                Dated: -----------------------------------, 1998

                                ------------------------------------------------
                                                    (Signature)

                                ------------------------------------------------
                                                    (Signature)

(Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator trustee or guardian, please set forth your full title. If signer is a corporation, please sign the full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

       PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING
                               PREPAID ENVELOPE.